Exhibit (p)(2)

CODE OF ETHICS

RMB Capital

Code of Ethics and Personal Trading Policy

10.01	Overview

The purpose of this Code of Ethics and Personal Trading Policy (“Code”) is to set forth standards of conduct and personal trading guidelines that are intended to comply with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), and Rule 17j-1 of the Investment Company Act of 1940, as amended (“1940 Act”). RMB Capital expects each of its Supervised Persons to follow the guidelines and requirements herein.

Every Supervised Person will be required to certify annually that:

●	They have received this Code and any amendments to this Code;

●	They have read and understood this Code and agrees to abide by it;

●	They are in compliance with this Code and has reported all personal Securities transactions and holdings required to be reported under Section 10.04 of this policy; and

●	They have reported all brokerage accounts required to be reported under this Code.

Please see Glossary of Terms for definitions of italicized terms used throughout this Code. Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”).

10.02	Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including RMB Capital. As a fiduciary, RMB Capital has a duty of utmost good faith to act solely in the best interests of each of its Clients. RMB Capital’s fiduciary duty comprises a duty of care and a duty of loyalty. The duty of care requires RMB Capital to (a) provide investment advice in the best interest of its Clients, based on each Client’s objectives; (b) seek best execution of Clients’ transactions; and (c) provide advice and monitoring over the course of the Client relationship. The duty of loyalty requires RMB Capital to: (a) make full and fair disclosure of all material facts relating to the advisory relationship; and (b) eliminate or make full and fair disclosure of all conflicts of interest. Accordingly, RMB Capital and its Supervised Persons must strive to avoid and/or if appropriate, manage and/or disclose potential or actual conflicts of interest. Clients entrust the firm to prudently manage their assets, which in turn places a high standard on the conduct and integrity of RMB Capital’s Supervised Persons. This fiduciary duty compels all Supervised Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy and represents the expected basis of all dealings with RMB Capital Clients.

In connection with these expectations and in an attempt to manage conflicts of interest, RMB Capital has established the following core principles of conduct outlined below.

A.	Core Principles

1.	Supervised Persons are required to comply with Federal Securities Laws. Strict adherence to RMB Capital’s compliance policy manual and guidance provided by the Compliance Department will assist Supervised Persons in complying with this important requirement;

2.	The interests of Clients are required to be placed ahead of those of all others;

3.	Supervised Persons are prohibited from taking inappropriate advantage of their position with RMB Capital;

4.	Supervised Persons should attempt to avoid any actual conflict of interest with any RMB Capital Client;

5.	Supervised Persons should bring any actual or potential conflicts of interest to the attention of the CCO;

6.	Personal Securities transactions are required to be conducted in a manner consistent with this policy, and should not adversely impact a Client’s account; and

7.	RMB Capital will strive to foster a healthy culture of compliance.

B.	General Prohibitions

The Advisers Act prohibits fraudulent activities by Supervised Persons of RMB Capital. Specifically, Supervised Persons may not:

1.	Employ any device, scheme or artifice to defraud a Client;

2.	Make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client not misleading, in light of the circumstances under which they are made;

3.	Engage in any act, practice or course of business that operates or would operate as fraud or deceit on a Client; or

4.	Engage in any manipulative practice with respect to a Client.

C.	Personal Conduct

1.	Acceptance of Gifts and Receipt of Business Entertainment

a.	Acceptance of Gifts

Supervised Persons are prohibited from receiving any gifts, gratuities, hospitality or other offerings aggregating to a value of more than $500 during a calendar year from any single person or entity doing business with RMB Capital without first receiving approval from their Supervisor and Compliance for gifts causing the aggregated value to exceed this threshold.

The exception to this threshold relates to accounts subject to Department of Labor (“DOL”) oversight (such as ERISA qualified accounts), whereby RMB Capital will limit the value of any gift or other offering to the value determined by RMB Capital’s understanding of current DOL accepted standards.

All gifts, with the exception of de minimis perishable items shared with other employees (e.g., lunches or holiday baskets) and trinket items, must be reported through RMB’s compliance reporting system”), RMB Capital’s electronic compliance platform. The Compliance Department and each employee’s Supervisor periodically review gifts received for reasonableness, propriety, and consistency with this policy.

b.	Receipt of Business Entertainment

With the exception of accounts subject to DOL oversight, this policy does not impose a dollar limit on the receipt of business entertainment, items or events where the Supervised Person has reason to believe there is a legitimate business purpose, for example, business entertainment such as a dinner or a sporting event, of reasonable value. However, no Supervised Person may accept entertainment deemed to be excessive. With respect to accounts subject to DOL oversight, RMB Capital will limit the value of any entertainment received to the value determined by RMB Capital based on its understanding of current DOL standards. A representative of the entity providing the entertainment must be present at the event to be considered legitimate business entertainment. If a representative is not at the event, then the entertainment is considered a gift subject to the limitations described in this policy. All entertainment received must be reported through RMB’s compliance reporting system. The Compliance Department and each employee’s Supervisor shall periodically review entertainment received for reasonableness, propriety, and consistency with this policy.

2.	Giving of Gifts and Business Entertainment

a.	Giving of Gifts

Supervised Persons are prohibited from giving any gifts, gratuities, hospitality or other offerings aggregating to a value of more than $500 to any single person or entity doing business with RMB Capital during a calendar year without first receiving approval from their Supervisor and Compliance for gifts causing the aggregated value to exceed this threshold.

The exception to this threshold relates to accounts subject to DOL oversight, whereby RMB Capital will limit the value of any gift or other offering to the value determined by RMB Capital’s understanding of current DOL accepted standards.

All gifts, with the exception of de minimis perishable and trinket items, provided must be reported through RMB’s compliance reporting system. The Compliance Department and each employee’s Supervisor shall periodically review gifts provided through RMB’s compliance reporting system or RMB Capital’s expense reporting system for reasonableness, propriety and consistency with this policy.

b.	Giving of Business Entertainment

The limits on providing gifts described above do not include providing business entertainment – items or events where the Supervised Person has reason to believe there is a legitimate business purpose. Examples of business entertainment include golf, a dinner or a sporting event. As a general rule, a Supervised Person is expected to attend any concert or sporting event or other business entertainment provided by RMB Capital. If a RMB Capital Supervised Person is unable to attend, the entertainment provided to the recipient shall be considered a gift, subject to the limitations outlined above. No Supervised Person may provide business entertainment deemed to be excessive or lavish. With regards to accounts subject to DOL oversight, RMB Capital will limit the value of any entertainment provided to the value determined by RMB Capital’s understanding of current DOL accepted standards.

Business entertainment provided is required to be reported through RMB’s compliance reporting system. The Compliance Department and each employee’s Supervisor shall periodically review gifts provided through RMB’s compliance reporting system or RMB Capital’s expense reporting system for reasonableness, propriety and consistency with this policy.

3.	Charitable Contributions

RMB Capital and Supervised Persons are prohibited from making charitable contributions (including sponsorships for charitable causes) for the purpose of obtaining or retaining advisory contracts with organizations. In addition, Supervised Persons are prohibited from considering RMB Capital’s current or anticipated business relationships as a factor in making charitable contributions. Each WM and FOS team has an allocated annual budget and the discretion to make charitable contributions up to $2,500 per gift. All other contributions made in the name of RMB Capital must be pre-approved by RMB Capital’s Chief Executive Officer, or designee.

RMB Capital shall record all charitable contributions made by the firm in the firm’s corporate accounting records. Additionally, the CCO, or designee, shall periodically review charitable contributions made by RMB Capital.

4.	Political Contributions

Generally, RMB Capital is prohibited from providing investment advisory services to government entities or agencies for compensation where RMB Capital or any of its Supervised Persons have made a contribution to a government official. Supervised Persons may only make political contributions, as permitted in RMB Capital’s Political Contributions Policy. In addition, Supervised Persons are prohibited from considering RMB Capital’s current or anticipated business relationships as a factor in making political contributions.

5.	Serve as Director for an Outside Company

The following guidelines pertain to Supervised Persons’ participation on outside company/organization Boards:

●	Any Supervised Person wishing to serve as a director for a public company or private, for-profit company must first seek the approval of the CCO through RMB’s compliance reporting system.

●	Serving on the board of directors for any company owned in the portfolios of the RMB Investors Trust (“RMB Funds”) is strictly prohibited.

●	Any Supervised Person wishing to serve a private non-profit organization in an investment-related capacity must first seek the approval of the CCO through RMB’s compliance reporting system.

●	Any Supervised Person wishing to serve as a director of a company or member of an advisory board for a company that is held in a Client portfolio (other than the RMB Funds, as explained above) as a means of monitoring that investment must first seek approval from the CCO and either the Co-Chief Investment Officer for Asset Management employees or Chief Client Officer for Wealth Management employees.

In reviewing requests, the CCO, Co-Chief Investment Officer and Chief Client Officer will determine whether such service is consistent with the interests of the firm and its Clients.

6.	Outside Business Activities

Supervised Persons wishing to engage in business activities outside of RMB Capital’s business or make investment decisions on behalf of non-clients must seek approval from the CCO through RMB’s compliance reporting system and, if requested, provide periodic reports to the CCO, or his designee, summarizing those outside business activities.

D.	Protection of Material Non-public Information

1.	Supervised Persons are expected to exercise diligence and care in maintaining and protecting Client and RMB Funds shareholder non-public information as outlined in RMB Capital’s Privacy Policy.

2.	Supervised Persons are also expected to not divulge information regarding RMB Capital’s Securities recommendations or Client Securities holdings to any individual outside of the firm, except as approved by the CCO.

3.	Supervised Persons may not purchase or sell a security, on behalf of the firm or themselves, while in possession of material, non-public information, as outlined below and in RMB Capital’s Insider Trading Policy.

4.	Supervised Persons are expected to adhere to any RMB Funds policy on the disclosure of mutual fund holdings.

10.03	Personal Trading Policy

A.	Personal Trading Accounts

Access Persons must report any account in which the Access Person has direct or indirect Beneficial Ownership through RMB’s compliance reporting system. Generally, employees report such accounts upon commencing their employment with RMB Capital and quarterly as part of their Quarterly Transactions Affirmations. All personal trading must be conducted through these reported accounts.

B.	Prohibited Transactions

1.	Restricted List

No Access Person shall execute a transaction in a Security appearing on RMB Capital’s Restricted List, with the exception of transactions in Managed Accounts and Automatic Investment Plans (provided the transaction does not override the plan’s pre-set allocation). The Restricted List is not published for Access Persons to review, but all pre-clearance requests for Securities on the Restricted List will be rejected, regardless of trade size.

2.	Blackout Period

Unless specifically permitted within this Code and excluding all personal Securities transactions exempt from pre-clearance in Section 10.03(C)(3) and all transactions in Reportable Funds, no Access Person shall execute a transaction in a Security without pre-approval from Compliance when RMB Capital (on behalf of its Clients):

a.	Has purchased or sold that same Security within 3 days (before and after) as part of a program/across-the-board trade; or

b.	Has purchased or sold that same Security within 3 days (before and after) for significant Client trades (e.g., client-directed trades). “Significant” Client trades are defined as trades exceeding 10,000 shares.

In instances when an Access Person executes a trade detailed above within the 3 days before the Client trade, Compliance will review the Access Person’s personal trade for impropriety. Based on the facts and circumstances, if the Access Person is not deemed to have personally benefited from the trade or Clients are not deemed to have been harmed, the trade will not be considered a violation of this Code of Ethics.

3.	Large Trades

No Access Person shall execute a transaction in a Security which appears on RMB Capital’s Watch List if the transaction exceeds 1% of the Security’s average daily trading volume. RMB Capital’s Watch List is comprised of all equity Securities currently utilized in RMB Capital’s investment models and is published within RMB’s compliance reporting system. This prohibition does not apply to transactions exempt from pre-clearance in Section 10.03(C)(3).

4.	Short-Term Trading

Access Persons are prohibited from the purchase and sale, or sale and purchase, of the same or equivalent Securities including Reportable Funds within 30 calendar days within the same registration (“short-term trade”). The Compliance Department may make exceptions to this short-term trading policy from time to time, including but not limited to, an exception approving a trade within this 30-day window if a significant loss will be realized on the transaction. This prohibition does not apply to short-term trading in Managed Accounts.

C.	Pre-clearance of Personal Securities Transactions

1.	Initial Public Offerings

Access Persons are required to obtain pre-clearance through RMB’s compliance reporting system prior to acquiring Securities in an IPO.

2.	Private Placements

Access Persons are required to obtain pre-clearance prior to acquiring Private Placements. Participation as an investor in an RMB-Capital managed private fund is considered acquiring a Private Placement and thus requires pre-clearance.

3.	Other Personal Securities Transactions

Pre-clearance is required for all personal securities transactions, including those executed by RMB Capital’s Trading Department, with the exception of those outlined below:

a.	Open-End Funds: Shares of registered open-end investment companies, excluding Reportable Funds (note certain Reportable Fund transactions do not require pre-approval as noted below);

b.	Certain Reportable Fund Transactions: Shares of Reportable Funds if the Access Person is establishing systematic contributions/transactions or changing a percentage allocation for future contributions;

c.	ETFs: Shares of Exchange Traded Funds (ETFs). ETFs do not require pre- clearance or implementation of a blackout period because RMB Capital generally utilizes ETFs with large market capitalization and high daily trading volume in client accounts;

d.	Annuities: Transactions in annuities;

e.	U.S. Government Securities: Direct obligations of the United States Government;

f.	Short-Term Debt Instruments: Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

g.	Money Market Funds: Shares issued by any money market fund;

h.	Unit Investment Trusts: Shares issued by unit investment trusts that are invested exclusively in one or more open-ended investment companies, excluding Reportable Funds;

i.	Digital Assets: Cryptocurrencies, digital tokens and other types of digital assets.

j.	Managed Accounts: Transactions in accounts not managed by RMB Capital or an affiliate, in which the Access Person has no direct or indirect influence or control, including Managed Accounts;

k.	Non-Voluntary Corporate Accounts: Securities acquired through stock dividends, automatic dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

l.	Automatic Investment Plans: Transactions effected pursuant to an Automatic Investment Plan, provided the transaction does not override the plan’s pre-set allocation;

m.	Incubator Accounts: Transactions in incubator accounts supervised by RMB Capital’s Investment Committee;

n.	Accounts Managed by RMB Capital: Transactions in accounts managed on behalf of the Access Person by RMB Capital where the account participates in transactions alongside RMB Capital Clients in accordance with RMB Capital’s portfolio management and trading policies and procedures.

o.	Employer Stock Awards: Transactions in which an Access Person’s spouse, domestic partner or immediate family member living in the same household acquires an equity interest in their employer or an affiliate of their employer as a result of their employment relationship and not because of the person’s relationship with RMB Capital or its Clients.

This pre-clearance exception only applies if the transaction is initiated by the employer (for example, as part of the person’s compensation) and does not apply if initiated by the spouse, domestic partner or family member.

This pre-clearance exception does not apply to sales of the equity of the employer, even if acquired in a manner that did not require pre-approval.

4.	Pre-clearance Process

Pre-clearance requests should be submitted to the Compliance Department through RMB’s compliance reporting system. The pre-clearance authorization is effective (a) until market close on the day the pre-clearance request is approved if the approval is granted during market open hours; or (b) until market close on the following trading date if the approval is granted after the markets are closed. Pre- clearance authorizations can be extended or revoked at the discretion of the Compliance Department. The Compliance Department may disapprove such request for any reason it deems appropriate. All pre-clearance requests of the CCO shall be submitted to the RMB Capital’s Chief Administrative Officer (“CAO”) for review and approval. All pre-clearance requests of the other members of the Compliance Department shall be submitted to the CCO for review and approval.

10.04	Reporting Requirements

A.	Quarterly Transaction Report

1.	Timing of Report

Access Persons must submit a Quarterly Transaction Affirmation to disclose their quarterly transactions to the Compliance Department through RMB’s compliance reporting system, within 30 calendar days following the end of each calendar quarter.

2.	Content of Report

a.	Each Quarterly Transaction Affirmation must include the following information about transactions in Securities in which the Access Person has any direct or indirect Beneficial Ownership:

i.	Date of Transaction
ii.	Name of Security
iii.	Ticker Symbol or CUSIP Number, as applicable
iv.	Interest Rate and Maturity Date, as applicable
v.	Number of Shares or Par
vi.	Principal Amount
vii.	Nature of Transaction (i.e., Purchase or Sale)
viii.	Price of Security
ix.	Name of Broker
x.	Date of the Report

b.	Transactions in the following securities are not required to be reported:

1.	Shares of registered open-end investment companies that are not Reportable Funds (note: transactions in the Funds within the RMB Capital 401k plan are required to be reported). ETFs are not considered open-end investment companies for purposes of this Code, and therefore must be reported;
2.	Direct obligations of the United States Government;
3.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and other high quality short-term debt instruments, including repurchase agreements;
4.	Shares issued by any money market fund;
5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Reportable Funds;
6.	Transactions in accounts not managed by RMB Capital, in which the Access Person has no direct or indirect influence or control, including Managed Accounts; and
7.	Transactions effected pursuant to an Automatic Investment Plan.

c.	Access Persons must also indicate on the Quarterly Transaction Affirmation whether they established any new personal trading accounts during the previous quarter.

d.	For any personal trading accounts not set up with a direct feed into RMB’s compliance reporting system, Access Persons may provide investment statements with the affirmation if they contain all the required information described above. Either a hard copy or an electronic version is acceptable and must be uploaded to RMB’s compliance reporting system. If all required information is not included on the investment statements, additional transactions reporting must be provided with the affirmation.

e.	Regardless of the method of communication of transactions to RMB Capital or whether the Access Person had reportable transactions, all Access Persons must sign and submit a Quarterly Transaction Affirmation.

B.	Initial and Annual Holdings Report

1.	Timing of Report

a.	Access Persons are required to submit an Initial and Annual Portfolio Holdings Affirmation to the Compliance Department through RMB’s compliance reporting system to disclose all personal securities holdings within 10 calendar days upon becoming an Access Person of RMB Capital and on an annual basis thereafter within 30 days of calendar year-end.

2.	Content of Report

a.	Each Holdings Affirmation must be current as of a date not more than 45 calendar days prior to submission and include the following information about the securities in which the Access Person has any direct or indirect Beneficial Ownership:

i.	Name and Type of Security
ii.	Ticker Symbol or CUSIP number
iii.	Number of Shares or Par
iv.	Principal Amount
v.	Broker or Bank Name
vi.	Date of the Report

b.	Access Persons do not have to include the following securities on their Holdings Affirmation:

i.	Direct obligations of the United States government;
ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;
iii.	Shares issued by any money market fund;
iv.	Shares of registered open-end investment companies, except Reportable Funds, which are included (ETFs are not considered open-end investment companies for purposes of this Code, and therefore must be reported);
v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies none of which are Reportable Funds; and
vi.	Holdings in accounts not managed by RMB Capital, in which the Access Person has no direct or indirect influence or control, including Managed Accounts.

c.	Access Persons are required to report any direct or indirect Beneficial Ownership in cryptocurrencies, digital tokens or other types of digital assets through an annual attestation in RMB’s compliance reporting system.

d.	For any personal trading accounts which are not set up with a direct feed into RMB’s compliance reporting system, investment statements may by submitted with the affirmation as long as all required information is included on the statements. Either a hard copy or an electronic version is acceptable and must be uploaded to RMB’s compliance reporting system. If all required information is not included on the investment statements, additional holdings reporting must be provided with the affirmation.

e.	Regardless of the method of communication of holdings to RMB Capital, all Access Persons must sign and submit an Initial and Annual Portfolio Holdings Affirmation.

C.	Managed Accounts

In order to establish a Managed Account, an Access Person must grant to the external investment manager complete investment discretion over the account. Reporting, including pre-clearance, is not required for trades in this type of an account; however, Access Persons may not participate, directly or indirectly in individual investment decisions or be made aware of such decisions before transactions are executed and must certify as such to the Compliance Department on a quarterly basis. This restriction does not preclude Access Persons from establishing investment guidelines for the manager, such as indicating industries to invest in, the types of securities to purchase or overall investment objectives. However, these guidelines may not be changed so frequently as to give the appearance that the Access Person is actually directing account investments.

D.	Review of Personal Securities Reports

When designing automated monitoring of personal trading and pre-clearance requests through RMB’s compliance reporting system or when reviewing Security holdings and transactions reports for accounts without automatic feeds in RMB’s compliance reporting system, the Compliance Department shall generally consider the following factors:

1.	Whether the Security appeared or appears on the Restricted List;
2.	Whether the Security is or was subject to a blackout or short-term trading restriction;
3.	Whether the investment opportunity should have been directed to a Client’s account;
4.	Whether the amount or nature of the transaction affected the price or market for the Security;
5.	Whether the pre-clearance procedures were followed;
6.	Whether the Access Person benefited from purchases or sales being made for Clients;
7.	Whether the transaction was consistent with the letter and the spirit of the Code;
8.	Whether the transaction harmed any Client; and
9.	Whether the transaction has the appearance of impropriety.

In no case should a member of the Compliance Department review his or her own pre-clearance requests or transactions and holdings reporting.

10.05	Reporting to the RMB Funds’ Board of Trustees

No less frequently than annually, the CCO shall provide a written report to the Board of Trustees of the RMB Funds of all issues raised by this Code during the period, including but not limited to, information about material Code violations and sanctions imposed in response to those material violations.

Additionally, the CCO provides the RMB Funds an annual written certification which states that RMB Capital has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code.

10.06	Reporting of Violations

All Supervised Persons shall report promptly any violation or suspected violation of this policy (including the discovery of any violation committed by another Supervised Person) to the CCO or Compliance Department. Examples of items that should be reported include (but are not limited to): non-compliance with Federal Securities Laws; conduct that is harmful to Clients; and trading in Securities contrary to the Personal Trading Policy. The CCO and CAO will determine whether such violations should be reported to any mutual fund board for which RMB Capital advises or sub-advises.

Such persons are encouraged to report any violations or perceived violations as such good faith reports will not be viewed negatively by RMB Capital management, even if the reportable event, upon investigation, is determined to be non-volitional in nature and the CCO determines the Supervised Person reported such apparent violation in good faith.

10.07	Sanctions

Upon discovering a violation of this policy, the CCO, in consultation with the Executive Committee, may impose any or all of the following sanctions, depending on the severity of the violation: warning (verbal or written), reprimand, reassignment of duties, suspension of or limitation on personal trading activities, requiring a personal trade to be reversed and any profits disgorged to charity, monetary penalty (including reduction in salary of bonus), suspension or termination of employment and/or any combination of those listed.

10.08	Board of Trustee Approval

Any amendment or revision to this Code shall be promptly provided to the RMB Funds Board of Trustees. The Board of Trustees shall approve any material changes to this Code within six months of the adoption of the material change.

10.09	Record Keeping Requirements

The following records will be kept in accordance with this Code:

A.	Current and historic copies of RMB Capital’s Code;
B.	Supervised Persons’ written acknowledgement of receipt of Code;
C.	Historic listings of all Access Persons subject to this Code;
D.	Violations of the Code and records of action taken as a result of the violations;
E.	All personal securities reports/acknowledgements made by Access Persons and/or copies of investment account confirmations and statements;
F.	Personal transaction pre-clearance approvals; and
G.	Any reports made to the RMB Funds Board of Trustees.

Approved: August 2021

Revised:

RMB Investors Trust Board of Trustees approval: December 7, 2021

Glossary of Terms

A.	Access Person means any employee, director, or officer of RMB Capital; any other person the CCO has determined to be an Access Person because he or she is involved in making securities recommendations to Clients or has access to nonpublic information regarding (i) purchases or sales of securities, (ii) Security recommendations or (iii) portfolio holdings. The CCO and/or Compliance Department reviews facts and circumstances around non-employee professional consulting arrangements to determine whether the non-employee professional should be considered an Access Person.

B.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan and a Section 529 plan.

C.	Beneficial Ownership has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 except that the term applies to both debt and equity securities. As a general matter, “beneficial ownership” will be attributed to an Access Person who has or shares a direct or indirect Monetary interest in a Security, including through any contract, arrangement, understanding, relationship or otherwise or who has investment control over the account in which the Access Person is beneficiary. An Access Person is not considered to have a direct or indirect pecuniary interest by virtue of a power of attorney, trusteeship or executorship unless the Access Person or a member of his or her immediate family sharing the same household has a vested interest in the securities held in, or the income of, the assets of the account, trust or estate.

Beneficial Ownership typically includes:

1.	Securities held in a person’s own name;

2.	Securities held with another in joint ownership arrangements;

3.	Securities held by a bank or broker as nominee or custodian on such person’s behalf or pledged as collateral for a loan;

4.	Securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son- in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships); and

5.	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an Access Person beneficially owns a Security should be brought to the attention of the Compliance Department.

D.	Client means any person or entity for which RMB Capital serves as an investment adviser pursuant to a written Investment Management Agreement (“IMA”) or other similar agreement.

E.	Federal Securities Laws means the Securities Act of 1933 (“1933 Act”), the1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

F.	Initial Public Offering (“IPO”) means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

G.	Limited Offering, including a Private Placement, is defined as any security of a non-public company which is exempt from registration pursuant to Section 4(2) or Section 4(6) under the 1933 Act, or Rule 504, 505 or 506 under said Act. Participation as an investor in private funds managed by RMB Capital is considered participation in a Limited Offering.

H.	Managed Account is an investment account managed by an external entity in which the Access Person has no discretion over the specific securities purchased or sold within the investment account.

I.	Monetary interest has the same meaning as “pecuniary interest” as described in Rule 16a-1(a)(2) of the 1934 Act; the opportunity to directly or indirectly profit or share in any profit derived from a Security transaction.

J.	Private Placement has the same meaning as Limited Offering and includes RMB Capital managed private funds.

K.	Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a Security, the conversion of a convertible Security, and the exercise of a warrant for the purchase of a Security.

L.	Reportable Fund means any investment company where RMB Capital, or an affiliate, serves as investment adviser or sub-adviser, as defined in Section 2(a)(20) of the 1940 Act.

M.	Restricted List is a list of all issuers and their Securities for which RMB Capital is in actual or potential possession of Material Non-Public Information. The Restricted List is further described in the Insider Trading Policy.

N.	Security has the same meaning as set forth in Section 202(a)(18) of the Advisers Act. Some of the more common instruments included in this definition are any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in a Private Placement, or any put, call, straddle or option on any Security or on any group or index of securities.

O.	Supervised Person as set forth in Section 202(a)(25) of the Advisers Act means any employee, director, officer, partner, or owner of RMB Capital, or any other person who provides advice on behalf of RMB Capital and is subject to RMB Capital’s supervision and control. All Access Persons are considered Supervised Persons.

P.	Watch List is a list of all equity Securities utilized in RMB Capital’s investment models.

RMB Capital

Insider Trading Policy

11.01	Overview

No employee may purchase or sell a security while in possession of material, non-public information (“MNPI”). This prohibition applies to transactions made personally by RMB Capital employees and transactions made on behalf of others, including trades in client accounts managed by RMB Capital. RMB Capital also prohibits communicating MNPI to others in violation of the law, frequently referred to as “insider trading.” This policy applies to every employee and extends to activities within and outside their duties at RMB Capital.

“Insider trading” generally refers to the use of MNPI to trade in securities (whether or not one is an “insider” of a specific company). Insider trading also encompasses the communication of MNPI to others. Individuals trading securities while in possession of MNPI or improperly communicating that information to others may be exposed to stringent penalties. While penalties may be imposed internally by RMB Capital, employees trading while in possession of MNPI may be subject to legal penalties as well.

The Chief Compliance Officer is responsible for oversight of this policy. Questions concerning this policy should be directed to the CCO.

11.02	Procedures

The following procedures have been established to aid RMB Capital and all employees in avoiding insider trading, to assist RMB Capital in preventing and detecting insider trading and to assist RMB Capital with responding properly when MNPI is received, whether intentionally or unintentionally. Any questions regarding these procedures should be directed to the CCO.

A.	Identifying Material Non-public Information

Before employees trade securities for themselves or others, including accounts managed by RMB Capital, an employee should ask themself the following questions regarding the information they receive about the security:

●	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the security if it were generally disclosed to the public?

●	Is the information non-public? To whom has this information been provided? Has the information been communicated to the marketplace by being published in financial publications, brokerage reports, the internet or other publications of general circulation?

While there are various legal nuances regarding the true definition of insider trading, insider trading generally includes the following scenarios:

1.	Classic Scenario: Trading by an insider who owes a duty to the issuer of the security traded;

2.	Misappropriation Scenario: Trading based on MNPI in breach of a duty owed to someone other than the issuer; or

3.	Tipping Scenario: The recipient of inside information assumes the same liability as the person who provided the tip, if the recipient knows or should have known the provider of such information is breaching a duty by transmitting or otherwise sharing the information.

B.	Employee Actions

If, after consideration of the above, (i) any employee believes they are in receipt of MNPI; (ii) an employee has questions as to whether they are in receipt of MNPI; or (iii) any employee suspects a client account is trading based on inside information, the employee should take the following steps:

1.	Report the information and, if applicable, proposed trade immediately to the CCO;

2.	Do not purchase or sell the securities either on behalf of yourself or on behalf of others, including any client account managed by RMB Capital; and

3.	Do not communicate the information inside or outside of RMB Capital, other than to the CCO.

After the CCO has reviewed the issue, the employee will be instructed either to continue the prohibition against trading and communication because it was determined that the information is MNPI and the security was added to the Restricted List, or the employee will be allowed to trade the security and communicate the information.

C.	RMB Capital Actions

Upon determination that the information may represent MNPI, the CCO, in consultation with executive management (as necessary), will take the following actions, as deemed appropriate:

1.	Add the security and the issuer’s other securities to the Restricted List, which halts personal trading and trading in client accounts. Further information about management of the Restricted List is below.

2.	Consider requesting the issuer or other appropriate parties to disseminate the information promptly to the public if the information is valid and non- public;

3.	Take steps to ensure all files containing MNPI are sealed and access to computer files containing MNPI are restricted; and

4.	Notify legal counsel and request advice as to what further steps should be taken before transactions or recommendations in the securities are resumed.

In addition, the CCO or designee shall confidentially document the firm’s actions in addressing the MNPI.

D.	Restricted List

1.	Maintenance of the Restricted List

RMB Capital maintains a Restricted List of all securities/issuers for which the firm has MNPI. This includes MNPI that was obtained by any employee in any way, including as part of the portfolio management and research process, or issuers for which there is an elevated risk of obtaining MNPI due to a directorship or other outside business activity of an employee or family member. Securities added to the Restricted List are restricted for employee personal trading within RMB’s compliance reporting system and for client recommendations and trading within RMB Capital’s OMS.

Generally, securities/issuers for which RMB Capital has MNPI will remain on the Restricted List until such time that RMB Capital is comfortable the information is no longer non-public.

The Restricted List is not published, and employee knowledge of the securities/issuers on the Restricted List is limited as much as possible.

2.	Intentional Receipt of MNPI

In certain circumstances, RMB Capital may intentionally obtain MNPI about public issuers. For example, RMB Capital might be provided with MNPI in connection with certain types of debt investments or in conjunction with participation in a PIPE or a tender offer. RMB Capital’s receipt of MNPI about a public issuer may limit RMB Capital’s ability to trade in that issuer’s public securities, so the Portfolio Manager must carefully consider the benefits and limitations before MNPI is received.

Confidentiality agreements that facilitate this receipt of MNPI must be reviewed by the Compliance Department and generally can only be executed by the Chief Administrative Officer, the Chief Client Officer, the Co-Chief Investment Officer. Employees should consult with Compliance before gaining access to documents or databases, or engaging in conversations, that are expected to yield MNPI so the public issuer’s securities can be added to the Restricted List.

Approved: August 2021

Revised:

RMB Capital

Political Contributions Policy

12.01	Overview

RMB Capital and its Covered Associates, as defined below, are required to comply with Rule 206(4)-5 of the Investment Advisers Act of 1940 (“Rule”), which governs political contributions of an investment adviser and its Covered Associates to officials of state and local government entities. This policy is designed to provide reasonable assurance RMB Capital and its Covered Associates do not inappropriately influence the selection of advisory contracts from government entities via the use of political contributions.

The Chief Compliance Officer (“CCO”) is responsible for oversight of this policy. Questions concerning this policy should be directed to CCO.

12.02	Definitions

A.	Definitions (as used within this Policy):

1.	“Contribution” means any payment made for the purpose of influencing any election for state or local office or where an incumbent state or local official is running for federal office. Contributions include:

a.	Payments made directly to an official of a government entity who is in a position to influence the selection of RMB Capital as an investment adviser;

b.	Payments to a political party of a state or locality in which RMB Capital is providing or seeking to provide investment advisory services to a government entity; and

c.	Payments made indirectly through a third party that if, done directly, would violate the Rule. Third parties include family members, consultants, attorneys, friends, political action committees (“PAC”) or companies affiliated with RMB Capital.

2.	“Covered Associate” means:

a.	Any general partner, managing member or executive officer, or other individual with a similar status or function;

b.	Any employee who solicits a government entity for RMB Capital and any person who supervises, either directly or indirectly, such employee;

c.	Any PAC controlled by RMB Capital or its Covered Associates;

d.	The spouse of the individuals identified above; and

e.	Any other individual as the CCO has determined to be a Covered Associate.

For the purposes of this policy, RMB Capital considers all employees to be Covered Associates.

3.	“Official” means any person, including any election committee for such person, who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office is directly or indirectly responsible for hiring an investment adviser.

4.	“Payment” means any gift, subscription, loan, advance, or deposit of money or anything of value.

5.	“Third Party Solicitor” means any person or entity that receives payment, as defined above, from the adviser for the purposes of soliciting advisory business, including, but not limited to, placement agents and consultants.

12.03	Contributions

The Rule prohibits RMB Capital from providing investment advisory services to government entities or agencies for compensation, where RMB Capital or any of its Covered Associates has made a contribution to a government official associated with such government entity or agency. The compensation ban runs for two years following the date of the triggering contribution.

A.	Requirements

1.	All RMB Capital Covered Associates are required to receive approval from Compliance through RMB’s compliance reporting system prior to making any political contribution, including those to a state, local or federal official, political party or to a PAC. The CCO’s pre-clearance requests will be reviewed by the Chief Administrative Officer. Approvals will generally be limited to de minimis (as defined below) contributions, unless the contribution relates to a federal candidate that is not currently an incumbent state or local official.

2.	All political contributions to state, local or federal officials or to a political party or PAC that will be made in the name of RMB Capital also require pre-approval from Compliance in accordance with the procedure listed above.

3.	Covered Associates are required to report all contributions quarterly through an attestation is RMB’s compliance reporting system.

4.	Prospective staff is required to report political contributions for a two-year look-back period if they will solicit business for RMB Capital. All other prospective staff is subject to a six-month look-back period.

5.	If RMB Capital determines that a contribution triggered the two-year ban on compensation, RMB Capital management will make a determination whether to provide uncompensated services to the client or allow a reasonable period of time for the client to find a new investment adviser.

6.	For any fees earned within two years following a triggering contribution, RMB Capital will promptly refund the portion of the management fee earned and received.

B.	Limitations

a.	Covered Associates[1] are allowed to make aggregated de minimis contributions, as defined above, of up to: $350 per election[2] if the Covered Associate is entitled to vote[3] for the official; or

b.	$150 per election if the Covered Associate is not entitled to vote for the official.

C.	Exceptions

Returned contributions that meet all the following requirements are excepted:

a.	The contribution was made inadvertently to an official for whom the Covered Associate is NOT entitled to vote.

b.	The contribution, in the aggregate, does not exceed $350.

c.	RMB Capital must learn of the contribution within four months of said contribution, and the contributor must obtain a return of the contribution within 60 days of RMB Capital learning of the triggering contribution.

RMB Capital may not rely on the exceptions outlined above more than three times per calendar year. A Covered Associate may not rely on the exception more than once per calendar year. Returned contributions made in excess of the allowed exceptions will subject RMB Capital to the two-year ban on compensation.

12.04	Coordination of Contributions

Neither RMB Capital nor its Covered Associates may coordinate or solicit any person or PAC to make contributions to the following:

●	An official of a government entity to which RMB Capital provides or is seeking to provide investment advisory services; or

●	A political party of a state or locality where RMB Capital is providing or seeking to provide advisory services to a government entity.

[1]	These limitations only apply to contributions made by individual employees/Covered Associates and not contributions made by RMB.
[2]	Primary and general elections are considered separate elections.
[3]	A covered associate is “entitled to vote” for an official if the covered associate’s principal residence is in the locality in which the candidate seeks election.

Examples of soliciting include but are not limited to: sponsoring an event where a candidate will engage in fundraising; authorizing the use of company logo or letterhead in connection with fundraising activities; and coordinating small contributions from a large number of individuals.

12.05	Third Party Solicitation

RMB Capital will not hire a third-party solicitor to solicit government clients, unless such solicitor is a registered investment adviser, broker dealer or municipal adviser.

12.06	Record Retention Requirements

RMB Capital will maintain a record of the following:

A.	A list of all its Covered Associates which includes:

1.	Name and title;

2.	Business and residence addresses;

3.	Date became a Covered Associate;

4.	Whether Covered Associate solicits business on behalf of RMB Capital.

B.	A list of all government entities for which RMB Capital provides or has provided investment advisory services in the most recent five years.

C.	A list of all government entities whose plans include(d) a RMB Capital- managed mutual fund as an option or that is or was an investor in RMB Capital-managed private fund (collectively “fund”) in the most recent five years, including:

1.	Each government entity invested in a fund RMB Capital manages whose account(s) can be reasonably identified either using fund or transfer agent records;

2.	Each government entity whose account was identified at the time of investment by RMB Capital or one if its Covered Associates;

3.	Each government entity that sponsors or establishes a 529 Plan with RMB Capital; and

4.	Each government entity that has been solicited to invest in a fund by a Covered Associate of RMB Capital or an intermediary.

D.	A list of all direct or indirect contributions or payment made by RMB Capital or its Covered Associates to an official of a government entity, a political party or a PAC. Records relating to these contributions must be listed in chronological order and include the following information:

1.	Name and title of contributor;

2.	Name and title of recipients, including city/county/State or other political subdivision;

3.	Amount and date of each contribution or payment;

4.	Whether any such contribution was the subject of the “returned contributions” exceptions defined in Section 12.03(B)(2) above.

E.	The name and business address of each solicitor paid to solicit a government entity to retain RMB Capital’s services.

Approved: August 2021

Revised: November 2022